Exhibit 5.1

TROUTMAN SANDERS LLP Attorneys at Law The Chrysler Building 405 Lexington Avenue New York, New York 10174-0700 212.704.6000 telephone 212.704.6288 facsimile troutmansanders.com

June 30, 2014

dELiA*s, Inc.

50 West 23rd Street

New York, New York 10010

Re:	dELiA*s, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to dELiA*s, Inc., a Delaware corporation (the “Company”), in connection with Company’s filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale by the selling stockholders named therein (the “Selling Stockholders”) of an aggregate of 55,125,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, (i) 24,979,250 Shares of which are issuable upon conversion of 199,834 shares (the “Initial Series B Preferred Shares”) of Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock), issued to the Selling Stockholders on February 18, 2014 and (ii) 30,145,705 Shares of which are issuable to the Selling Stockholders upon conversion of 241,166 shares (the “Subsequent Series B Preferred Shares” and collectively with the Initial Series B Preferred Shares, the “Series B Preferred Shares”) of Series B Preferred Stock issued to the Selling Stockholders on June 17, 2014 upon conversion of the Company’s Secured Convertible Notes (the “Notes”). This opinion is being provided at your request for inclusion in the Registration Statement.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Securities Purchase Agreement, dated as of February 18, 2014 (the “Securities Purchase Agreement”), by and among the Company and the Selling Stockholders; (iii) the Notes; (iv) the Company’s Amended and Restated Certificate of Incorporation, as in effect on the date hereof; (v) the Company’s Certificate of Amendment of the Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on June 17, 2014; (vi) the Company’s Certificate of Designation of Series B Preferred Stock, filed with the Secretary of State of the State of Delaware on February 18, 2014; (vii) the Company’s Amended and Restated Bylaws, as in effect on the date hereof; and (viii) resolutions of the Board of Directors of the Company and the Disinterested Director Committee of the Board of Directors of the Company authorizing the Company to enter into, and consummate, the transactions contemplated by the Securities Purchase Agreement; and (ix) such other documents and instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed,

ATLANTA    CHICAGO    HONG KONG    LONDON    NEW YORK    NORFOLK    ORANGE    COUNTY

RALEIGH    RICHMOND    SAN DIEGO    SHANGHAI    TYSONS CORNER    VIRGINIA BEACH    WASHINGTON, DC

June 30, 2014

photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. As to questions of fact material to this opinion, we have relied solely upon statements of officers of the Company. We have assumed and relied upon the accuracy and completeness of such statements, and nothing has come to our attention leading us to question the accuracy of the stated matters. We have made no independent investigation with regard thereto and, accordingly, we do not express any view or belief as to matters that might have been discovered by independent verification.

Our opinions set forth below are limited to the federal law of the United States of America, the laws of the State of New York and the Delaware General Corporation Law. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications, assumptions, exceptions and other matters set forth herein, we are of the opinion that the Shares, upon conversion of Series B Preferred Shares and the issuance of the Shares in accordance with the terms of the Series B Preferred Shares, will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond those expressly stated. This opinion is rendered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion. This opinion is being furnished to you solely for your benefit in connection with the transactions contemplated by the Registration Statement and the prospectus included therein.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We further consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Troutman Sanders LLP

Troutman Sanders LLP